Exhibit 10.1

May 28, 2015

Michael Lee
Las Vegas, NV

Dear Michael,

This letter is to confirm our verbal offer to you for a new position with Sitel. It is our hope that you will find your new position at Sitel to be challenging, rewarding and filled with opportunity for both professional and personal growth. The following confirms the terms of our new position.

Position: SVP, Regional Operation

Reports to: John Bowden, COO North America

Effective Date: June 1, 2015

Location: U.S. – Virtual Office

Annual Base Salary: $225,000; paid per the regular Sitel payroll schedule (currently, bi-weekly) effective July 1.

End of Assignment

Payment:
The Company will pay you one (1) payment of $75,000, less applicable deductions, on the first payroll period after this offer is signed, subject to the terms set out herein. The Retention Plan payment is subject to you being employed on the date of payment.

If you voluntarily terminate your employment with Sitel, or Sitel terminates your employment with “cause” as defined herein, in each case during the 365 day period following the date of this letter, then you shall only be entitled to retain a portion of the retention plan payment received equal to the sum of the product of $75,000 multiplied by a fraction, the numerator of which shall be the number of days elapsing through the from the date of this offer through the effective date of your

Exhibit 10.1

termination, and the denominator of which shall be 365 (the “Earned Portion”). You agree you shall forfeit and repay Sitel the difference between the amount of such retention plan payment and the Earned Portion. Repayment shall be made promptly following termination and in any event no later than 45 days after the effective date of termination, and Sitel may offset any unearned portion of the Retention Payment against other compensation owed you to the extent allowed by law.

For purposes of this agreement “Cause” shall mean (i) the willful failure by you to perform substantially your reasonably assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you which identifies the manner in which the Company believes that you have not substantially performed your duties, (ii) the engaging by you in illegal conduct or misconduct that is materially and demonstrably injurious to the Company including violations of the Company’s Code of Conduct, (iii) your conviction of, or a plea of guilty or nolo contendre, to a felony, (iv) your failure to follow directions given in the good faith business judgment of the Company (and within the scope of authority of the body or person giving the direction) after, if such failure is curable, written notice of the failure and a reasonable opportunity (not to exceed ten business days) to cure, or (v) any breach of or failure to comply with the confidentiality and non-compete/non-solicitation sections of your Associate Agreement.

Incentive Opportunity:
You are eligible to participate in the Management Incentive Plan, which may be amended from time to time, terminated or otherwise administered in the sole discretion of the Company. For your position, the current potential annual award 50% of annual base pay.

For 2015 your incentive calculation for the first six month of the calendar year will be based on Philippines results, and your base pay as of the end of your Philippines assignment. Incentives for the last six months of the calendar year will be based on the North America and Sub-Region results, and your base pay as of the end of the calendar year 2015. All payments from the 2015 Management Incentive Plan will be paid at the end of the year per the terms outlines in the plan document.

Benefits:
You will continue to be eligible to participate in Sitel’s benefits programs which currently includes: healthcare, dental, and vision insurance; short term and long term disability; basic, supplemental, and dependent life insurance; 401(k) with a company match, and a flexible spending program. Vacation and holidays are per Company policy.

The terms of this offer letter supersede your offer letter dated May 9, 2013; provided that the equity grants set out in your prior agreement remain in effect.

Exhibit 10.1

Michael, we believe this offer recognizes your knowledge, skills, and abilities. At your earliest convenience; please sign, date, and return this offer letter to signify your acceptance of the terms and conditions; stated herein.

Best Regards,

Elsa Zambrano
Chief Human Resources Officer

I accept this offer from Sitel and agree to the terms and conditions, as outlined; herein.

/s/ Michael Lee
Michael Lee	Date